Exhibit 10.4

FEDERAL HOME LOAN MORTGAGE CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT is dated                        (the “Grant Date”) by and between the Federal Home Loan Mortgage Corporation (the “Corporation”) and                        (“Grantee”), pursuant to the Federal Home Loan Mortgage Corporation 2004 Stock Compensation Plan (the “Plan”).

1. Grants. (a)  Nonqualified Stock Options. The Corporation has granted to Grantee a Nonqualified Stock Option (the “Option”) to purchase            shares of the Common Stock of the Corporation ($0.21 par value) at a purchase price of $           per share. The Option is subject to all applicable provisions of the Plan, the relevant resolution of the Compensation and Human Resources Committee and to the terms and conditions set forth herein. The Option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(b)  Dividend Equivalents.  The Corporation has not granted the Option with related dividend equivalent rights.

(c)  Restrictions.  Grantee acknowledges and agrees that: (i) the Option is nontransferable, except as provided in Section 4(a) hereof and Section 6.6 of the Plan; (ii) the Option is subject to forfeiture in the event of Grantee’s Termination in certain circumstances, as specified in Section 2 hereof; (iii) Grantee is subject to the Corporation’s Code of Conduct and related policies on insider trading which restrict Grantee’s ability to sell shares of the Corporation’s Common Stock received upon exercise of the Option, which may include “blackout” periods during which Grantee may not engage in such sales; and (iv) the Option, and certain gains realized by Grantee upon exercise of the Option, are subject to forfeiture in the event Grantee fails to meet applicable requirements relating to non-competition, non-solicitation of employees and others, and other provisions protecting the Corporation’s business, as set forth in Section 3 hereof.

(d)  Coordination with Plan.  All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Nonqualified Stock Option Agreement (the “Agreement”). Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available on the Human Resources homepage of the Corporation’s intranet site. Grantee hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Compensation and Human Resources Committee of the Board of Directors (including any delegate) (the “Committee”) thereunder.

2. Rights of Exercise.  (a)  Exercisability and Expiration Date.  Any portion of the Option that has become vested may be exercised by Grantee, in whole or in part, at any time or from time to time on or before the tenth anniversary of the Grant Date (the “Expiration Date”) if Grantee remains continuously employed by the Corporation through the date of such exercise, and the Option otherwise will be exercisable if and to the extent so provided in Section 2(c)

below. Except as provided in Section 2(c), the Option shall become vested and exercisable at the times and to the extent set forth below:

Additional percentage of shares in
During the period	respect of which the
Commencing on the	Option may be exercised

1st anniversary of the Grant Date	25%
2nd anniversary of the Grant Date	25%
3rd anniversary of the Grant Date	25%
4th anniversary of the Grant Date	25%

provided, however, that only whole shares shall vest, and fractional shares (if any) produced by application of the relevant percentage will be added to the number of shares produced by application of the relevant percentage in the next vesting period, and will vest when a whole number is attained. Except as provided in this Agreement, the Option may not be exercised at any time other than as specified in this Section 2, and shall expire if not exercised in full on or before the Expiration Date.

(b)  Form of Exercise.  The Option shall be exercised by Grantee giving notice of such exercise to the Corporation (or its designee), in such form as the Corporation may require in its sole discretion. Such notice shall specify the number of shares to be purchased and shall be accompanied by full payment of the purchase price of such shares (the “Exercise Price”) plus an additional amount equal to the Federal, state, local and other taxes required to be withheld by the Corporation with respect to the exercise of the Option. Payment of the Exercise Price and related withholding taxes shall be made in cash or by any other method then approved by the Committee under Section 7.1(b) of the Plan. Unless otherwise determined by the Committee, permitted exercise methods shall include a method by which shares of Common Stock of the Corporation may be surrendered in payment of the Exercise Price and related withholding taxes. In addition, the Committee may determine to permit (i) shares subject to the Option to be withheld to pay the Exercise Price and related withholding taxes, and/or (ii) payment of the Exercise Price and related withholding taxes by Grantee irrevocably instructing a broker-dealer to sell part or all of the shares subject to the Option, simultaneously with such exercise or as soon as practicable thereafter, at the market in a broker’s transaction (within the meaning of Section 4(4) of the Securities Act of 1933, as amended), with proceeds of such sale to be remitted to the Corporation in an amount sufficient to pay such Exercise Price and related withholding taxes. The availability of any methods other than cash payment, and the right of Grantee to use a combination of such methods, shall be subject to the determinations and rules of the Committee under Section 7.1(b) of the Plan and limitations under applicable law.

(c)  Termination Provisions.

(i)  Upon Death While Employed.  In the event of the death of Grantee while in the employ of the Corporation but on or before the Expiration Date, any restrictions on exercise otherwise applicable to the Option under Section 2(a) shall lapse immediately and Grantee’s Beneficiary shall have the right to exercise the unexercised portion of the Option at any time during the thirty-six month period that begins as of the date of death (but ends not later than the Expiration Date); provided, however, that, at the end of such thirty-six month period (or the Expiration Date, if earlier), the Option shall cease to be exercisable.

(ii)  Upon Disability.  In the event Grantee ceases to be an employee of the Corporation on or before the Expiration Date by reason of Disability (as defined in the Plan), any restrictions on exercise otherwise applicable to the Option under Section 2(a) shall lapse immediately and Grantee shall have the right to exercise the unexercised portion of the Option at any time on or before the Expiration Date.

(iii)  Upon Retirement.  In the event Grantee ceases to be an employee of the Corporation on or before the Expiration Date by reason of a Retirement (as defined below), the Option shall not be forfeited upon such Termination, but the restrictions on exercise under Section 2(a) (if any) shall continue so that Grantee thereafter may exercise the Option at such time and to the extent as it has become exercisable in accordance with Section 2(a) at any time on or before the Expiration Date. For purposes of this Agreement, a “Retirement” shall mean Grantee’s ceasing to be an employee of the Corporation (whether or not such Termination is a “Retirement” as defined in the Plan), at least one year after the date of grant of the Option, if, at the time of such Termination, (A) Grantee has attained (or exceeded) age 55 and has at least ten years of service with the Corporation or has attained (or exceeded) age 62 and has at least five years of service with the Corporation, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants, and a release of the Corporation, in form and substance satisfactory to the Chief Executive Officer in order to protect the business relationships and confidential and proprietary business information of the Corporation. A “Retirement” shall not include a Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 or 3-254, as applicable (as it may be amended or replaced from time to time)) as determined by the Chief Executive Officer or a Termination subject to Section 2(c)(i) or (ii). The Corporation’s remedies under any such agreement may include but shall not be limited to cancellation and forfeiture of the unexercised portion of the Option. For purposes of this Section 2(c)(iii), “years of service” shall be defined (and calculated) in the same manner as “year of qualifying service” under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan.

(iv)  Special Circumstances Terminations.  If the Corporation terminates Grantee’s employment due to Special Circumstances (as defined below), the Option shall not be forfeited upon such Termination, but the restrictions on exercise under Section 2(a) (if any) shall continue so that Grantee thereafter may exercise the Option at such time and to the extent as it has become exercisable in accordance with Section 2(a) at any time on or before the Expiration Date. For purposes of this Agreement, a “Special Circumstances Termination” shall mean Grantee’s ceasing to be an employee of the Corporation by action of the Corporation, other than the following Termination events: A Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 or 3-254, as applicable (as it may be amended or replaced from time to time)) as determined by the Chief Executive Officer, a Termination for violating any standard of performance, conduct or attendance embodied in Exhibit A to Corporate Policy No. 3-214 (as it may be amended or replaced from time to time) as determined by the Chief Executive Officer or a Termination subject to Section 2(c)(i), (ii) or (iii); provided, however, “Special Circumstances” shall exist only if, at the time of such Termination, (A)

Grantee’s position with the Corporation was eliminated due to a reorganization or job relocation or Grantee’s employment was terminated due to a restructuring or other no-fault displacement as determined in the absolute and sole discretion of the Chief Executive Officer, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants, and a release of the Corporation, in form and substance satisfactory to the Chief Executive Officer in order to protect the business relationships and confidential and proprietary business information of the Corporation. The Corporation’s remedies under any such agreement may include but shall not be limited to cancellation and forfeiture of the unexercised portion of the Option.

(v)  Forfeiture.  In the event Grantee ceases to be an employee of the Corporation prior to the Expiration Date for any reason other than death, Disability, Retirement or a Termination due to Special Circumstances governed by Section 2(c)(iv) above, the portion of the Option which, as of the date of Termination, remains unvested and subject to the exercise restrictions shall be forfeited, and Grantee shall have 90 days after the date of Termination (but not beyond the Expiration Date) in which to exercise any portion of the Option which, as of the date of Termination, was exercisable, at which time the Option shall terminate.

(vi)  Upon Death After Employment.  In the event of the death of Grantee after Grantee has ceased to be in the employ of the Corporation but at a time that any portion of the Option remains exercisable under clauses (ii), (iii), (iv) or (v) of this Section 2(c), any restrictions on exercise otherwise applicable to such portion of the Option under Section 2(a) shall lapse immediately and Grantee’s Beneficiary shall have the right to exercise the unexercised portion of the Option during the thirty-six month period that begins as of the date of death; provided, however, that, at the end of such thirty-six month period, the Option shall cease to be exercisable (the provisions of clauses (ii), (iii) and (iv) of this Section 2(c) notwithstanding). The foregoing not withstanding, nothing contained in this Section 2(c) shall be deemed to permit the exercise of any portion of the Option after the Expiration Date.

(d)  Automatic Exercise at Expiration Date.  If, at the date on which the Option or any portion thereof expires or terminates, the Fair Market Value of a share exceeds the exercise price per share and the Option or portion thereof that will expire or terminate is otherwise exercisable (the “Exercisable Portion”), the Exercisable Portion shall be automatically exercised by the withholding of Option shares sufficient to pay the exercise price and applicable withholding taxes, provided that this automatic exercise provision shall not apply unless the Corporation has previously implemented procedures permitting elective exercises by the withholding of Option shares and such procedures remain in effect and in compliance with applicable law.

3.  Additional Forfeiture Provisions.

(a)  Forfeiture of Option and Gains Realized Upon Prior Exercises.  The Option is subject to the following additional forfeiture conditions, to which Grantee, by accepting the Option, agrees. If any of the events specified in Section 3(b) occurs (a “Forfeiture Event”), all of the following forfeitures will result, such forfeitures to be effective at the time of the occurrence of the Forfeiture Event:

(i)  Any unexercised portion of the Option, whether or not vested, will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)  Grantee will be obligated to repay to the Corporation, within five business days after demand is made therefor by the Corporation, the total amount of After-Tax Gain (as defined herein) realized by Grantee upon any exercise of the Option that occurred on or after the date that is 12 months prior to the occurrence of the Forfeiture Event. For purposes of this Section, the term “After-Tax Gain” shall mean, in respect of a given exercise of the Option, the product of (A) the Fair Market Value per share acquired at the date of such exercise (without regard to any subsequent change in the market price of shares) times (B) the number of shares as to which the Option was exercised at that date (treating any shares withheld to cover the exercise price or taxes as acquired by exercise), provided that, if the exercise occurred in a calendar year prior to the Corporation making demand for repayment, such sum shall be reduced by a percentage equal to Grantee’s marginal tax rate at the time of exercise as reasonably determined by the Committee. Such repayment may be in cash or in shares having a Fair Market Value at the repayment date equal to the After-Tax Gain.

(b)  Events Triggering Forfeiture.  The forfeitures specified in Section 3(a) will be triggered upon the occurrence of the following Forfeiture Event at any time during Grantee’s employment by the Corporation or during the noncompetition period following Termination of Employment specified in any agreement between the Corporation and Grantee in existence at the Date of Grant (the “Restrictive Covenant Agreement”):

Grantee, directly or indirectly, seeks or accepts employment with or provides professional services, directly or indirectly, to a “Competitor” in violation of the Restrictive Covenant Agreement. For purposes of this Section 3(b) and the second sentence of Section 2(c)(iii), references to the “Corporation” include any subsidiary, affiliate or joint venture of the Corporation.

The non-occurrence of the Forfeiture Event set forth herein is a condition to Grantee’s right to realize and retain value from the Option, shall remain a condition regardless of any subsequent change or challenge to or termination of such other agreement referenced herein and the consequences hereunder if Grantee engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified in Section 3(a).

(c)  Monitoring Compliance.  In order to allow the Corporation to monitor Grantee’s compliance with the conditions imposed under this Section 3, beginning with Grantee’s Termination of Employment Grantee shall provide written notice to the Executive Vice-President, Human Resources, of the identity of each new employer with whom Grantee accepts employment or of any other entity to which Grantee provides professional services, together with Grantee’s new job title and a brief description of job duties, during the noncompetition period specified in the Restrictive Covenant Agreement.

4. Miscellaneous.  (a)  Limitations on Transfer.  The Option and Grantee’s rights and interests therein shall be subject to the restrictions on transferability and related terms set forth in Section 6.6 of the Plan.

(b)  No Right to Continued Employment.  Nothing contained herein or in the Plan shall be construed as giving Grantee any right to be retained in the employ of the Corporation, or interfere in any way with the right of the Corporation to terminate the employment of Grantee at any time, with or without cause, without incurring any liability to Grantee due to the inability of Grantee thereafter to exercise the Option.

(c)  Adjustments.  The number of shares subject to the Option, the exercise price, and other terms of the Option shall be appropriately adjusted, in order to prevent substantial dilution or enlargement of Grantee’s rights with respect to the Option, to reflect any changes in the number and kind of outstanding shares of Common Stock resulting from any event referred to in Section 4.4 of the Plan.

(d)  Limitation on Rights Triggering Constructive Receipt.  The terms set forth or incorporated in this Agreement notwithstanding, if, under U.S. federal income tax laws as presently in effect or hereafter amended, and regulations thereunder, any rights or elections of Grantee with respect to the Option or retained authority of the Corporation would result in Grantee’s constructive receipt of income relating to the Option prior to Grantee’s actual exercise of the Option, such rights or elections or retained authority of the Corporation shall be automatically modified and limited to the extent necessary such that Grantee will not be deemed to be in constructive receipt of such income prior to the actual exercise of the Option.

(e)  No Stockholder Rights.  Grantee shall have no rights as a stockholder of the Corporation with respect to any shares of Common Stock subject to the Option prior to the valid exercise of the Option.

(f)  Legal Effect.  This Agreement shall be legally binding when (i) executed by the Corporation attaching the typed name and title of its authorized officer as a legally binding electronic signature and (ii) delivered to Grantee who has consented and agrees to its terms electronically (or in such other manner as the Corporation may provide). This Agreement is governed by applicable federal law and, to the extent not governed by federal law, the laws of the Commonwealth of Virginia (without regard to conflicts of law provisions), and is deemed executed in the Commonwealth of Virginia.

(g)  Binding Agreement.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. Copies of this Agreement shall not represent additional obligations of the Corporation. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Corporation or materially impair the rights of Grantee with respect to the Option shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Corporation and, if it materially impairs the rights of Grantee, by Grantee. The foregoing notwithstanding, equitable adjustments to the Options under Section 4(c), including those resulting from a transaction in which the Corporation’s Common Stock is no longer publicly traded, and changes that affect only the timing of federal income or other taxation to Grantee for compensation received hereunder, shall not be deemed material impairments and therefore shall not require approval of Grantee.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by attaching the typed name and title of its authorized officer as a legally binding electronic signature as of the day and year first above written, and Grantee has consented to and has acknowledged receipt of the Agreement electronically (or in such other manner as the Corporation may provide).

FEDERAL HOME LOAN
MORTGAGE CORPORATION

/s/  Paul G. George

By:	Paul G. George
Executive Vice President
Human Resources

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